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                        INDEPENDENT ACCOUNTANTS' CONSENT



The Stockholders and Board of Directors
Bogen Communications International, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Bogen Communications International, Inc. of our report dated October 12, 2000, relating to the statement of net assets available for benefits of the Bogen Communications International, Inc. 401(k) Plan as of December 31, 1998 and the related statement of changes in net assets available for benefits for the period April 1, 1998 (date of inception) to December 31, 1998 which report appears in the December 31, 1998 Annual Report on Form 11-K of the Bogen Communications International, Inc. 401(k) Plan.




                                                                        KPMG LLP



Short Hills, New Jersey
January 23, 2001


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